UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Asensus Surgical, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

1 TW Alexander Drive, Suite 160
Durham, North Carolina 27703
(919) 765-8400

ADDITIONAL DEFINITIVE PROXY MATERIAL

On June 6, 2024, Asensus Surgical, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), with KARL STORZ Endoscopy-America, Inc., a California corporation (“Parent”), and Karl Storz California Inc., a California corporation and a wholly owned subsidiary of Parent (“Merger Sub”). In connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, on July 5, 2024, the Company filed a definitive proxy statement for a Special Meeting of Stockholders to be held on August 7, 2024 (the “Proxy Statement”).

Following the filing of the Proxy Statement, the Company has received a number of demand letters from purported Company stockholders raising alleged disclosure deficiencies in the Proxy Statement (collectively, the “Demand Letters”). The Company denies that it has violated any laws or breached any duties to the Company’s stockholders, denies all allegations in the Demand Letters, and believes no supplemental disclosures to the Proxy Statement were or are required under any applicable law, rule or regulation. However, solely to eliminate the burden and expense of potential litigation, to moot claims under the Demand Letters, to avoid potential delay or disruption for the Merger and to provide additional information to the Company’s stockholders, the Company has determined to voluntarily supplement the Proxy Statement with the below disclosures. The Company believes that the disclosures set forth in the Proxy Statement comply fully with applicable law and nothing in the supplemental disclosures below shall be deemed an admission of the legal necessity or materiality under applicable law of any of the disclosures set forth herein.

To the extent that information in the supplemental disclosures below differs from, or updates information contained in, the Proxy Statement, the information below shall supersede or supplement the information in the Proxy Statement. Except as otherwise described in the following supplemental disclosures, the Proxy Statement the annexes to the Proxy Statement and the documents referred to, contained in or incorporated by reference in the Proxy Statement are not otherwise modified, supplemented or amended.

Supplemental Disclosure

The following information supplements the Proxy Statement, and should be read in conjunction with the Proxy Statement, which should be read in its entirety, including the annexes thereto. All page references in the information below are references to pages in the Proxy Statement, and the terms used below have the meanings set forth in the Proxy Statement.

1.

The following disclosure amends and replaces the disclosures that previously appeared in the last full paragraph on page 23 of the Proxy Statement. The modified text is underlined and bolded (when added) below:

The Company’s Chief Executive Officer, Anthony Fernando, also held periodic meetings with representatives of three global medical device manufacturers, referred to in this “Background of the Merger” as Company A, Company B and Company C, and a non-U.S. based private equity firm (referred to in this “Background of the Merger” as Financial Sponsor D) regarding the possibility of strategic collaboration arrangements, which could include, for each of the four entities, partnering opportunities, collaborations, OEM development or sales and distribution arrangements. In connection with those discussions, the Company entered into a confidentiality agreement with each of Company A, Company B, Company C and Financial Sponsor D, which confidentiality agreements governed those companies’ receipt of Company information in connection with any potential transaction. None of the confidentiality agreements contained a standstill provision. These meetings did not result in any indications of interest.

2.

The following disclosure amends and replaces the disclosures that previously appeared in the seventh paragraph on page 29 of the Proxy Statement. The modified text is underlined and bolded (when added):

The Asensus Board held update calls on February 16, 23 and 29, 2024 at which these alternatives and Plan B were discussed. With respect to Plan B, the Asensus Board authorized the retention of a consultant to assist management with a preliminary analysis of the Company’s cash, sources of cash and secured and unsecured obligations. The information developed was reviewed by the Asensus Board at each of these update calls as it considered whether an orderly liquidation and dissolution of the Company could proceed if no indications of interest or alternative financing alternatives presented. The Asensus Board authorized management to continue such evaluation in the event a Plan B bankruptcy process became necessary. At the February 16, 2024 meeting, Mr. Fernando presented a financing alternative suggested by an investment banking firm regarding a warrant exchange. No decision was made at that time. At the February 23, 2024 meeting, Mr. Fernando reported on the additional due diligence questions raised by KARL STORZ, primarily related to tax and intellectual property topics. At the February 29, 2024 meeting, Mr. Fernando described the ongoing due diligence process by KARL STORZ, informed the Asensus Board of Company A’s decision not to pursue a transaction with the Company, and updated the Asensus Board on liquidity alternatives including the warrant exchange program, use of the Company’s then-existing “at the market,” or ATM, offering under its then-existing Controlled Equity Offering Sales Agreement or receipt of bridge funding from an acquiring party.

3.

The following disclosure amends and replaces the disclosures that previously appeared in the penultimate paragraph on page 29 of the Proxy Statement. The modified text is underlined and bolded (when added):

At a Board call on March 8, 2024, Mr. Fernando updated the Asensus Board on potential transactions with Company B and KARL STORZ. Mr. Fernando also discussed the tax credit work relating to net operating losses continuing, the plans of KARL STORZ for next steps, the legal due diligence questions presented by KARL STORZ and the possible terms of a bridge funding. The Asensus Board also authorized the engagement of Jefferies, which thereafter was engaged as Asensus' financial advisor to provide financial advice and assistance to the Company in connection with a sale or other transaction. The only offer the Company received relating to any such transaction was the letter of intent from KARL STORZ described below.

4.

The following disclosure amends and replaces the disclosures that previously appeared in the last full paragraph on page 29 of the Proxy Statement. The modified text is underlined and bolded (when added):

A letter of intent dated March 19, 2024 was delivered to the Company by KARL STORZ on March 20, 2024. A call to update the members of the Asensus Board was held on March 21, 2024. All Asensus Board members and representatives from Ballard Spahr LLP and Jefferies attended the meeting. Mr. Fernando summarized the draft letter of intent provided by KARL STORZ. The Asensus Board and advisors discussed the terms of the letter, including the merger consideration of $0.35 per share, the structure of the transaction, the $20 million bridge funding, the exclusivity period, key conditions to the closing and timeline. With respect to the letter of intent, the Asensus Board particularly discussed the 10-week due diligence timeline, the transaction’s risks to the Company, the consideration offered and the structure of the proposed bridge funding. Mr. Fernando discussed a potential timeline for the transaction. Mr. Fernando was charged with relaying the Asensus Board’s comments to KARL STORZ, focused on the due diligence timeline, bridge funding that provided funding to the Company during the due diligence period and the consideration offered.

The Asensus Board also discussed the activities of management over the prior two years to find a partnering, collaboration or acquisition party, including a summary of the discussions with Company A, Company B, Company C and other potential collaborators in the industry, none of which resulted in any indication of interest in a potential collaboration or any other transaction with the Company. The Asensus Board also reviewed the Company’s financial condition with and without the proposed bridge funding and the immediacy with which the Company needed to address the Company’s financial circumstances and determined that the bridge funding presented the best opportunity reasonably available to the Company.

The Asensus Board also discussed the advisability of establishing a transaction committee of disinterested independent directors to assist management in reviewing transaction documents and other transaction terms, and to actively monitor the need for the Company to pursue Plan B. A Transaction Committee comprised of David Milne, Richard Pfenniger and Kevin Hobert was appointed. The Transaction Committee was formed to (i) provide oversight during the Merger Agreement negotiations; (ii) make a recommendation regarding the advisability of any potential transaction to the disinterested members of the Asensus Board; and (iii) thereby address any potential for a perceived conflict of interest given the involvement of Mr. Fernando or Mr. Biffi in the strategic process. Mr. Fernando may be offered, but has not yet been offered, employment by the Parent after the consummation of the merger. Mr. Biffi is the sole director and a principal of Three Heads Investment S.r.l., which entity will receive a €15.0 million payment upon the closing of the Merger pursuant to the terms of the September 21, 2015 purchase agreement between Asensus International, Inc. and Sofar S.p.A. See “Receipt of Contingent Consideration; Interested Director” on page 47. The Transaction Committee members did not receive additional compensation for their service on the Transaction Committee.

5.

The following disclosure amends and replaces the disclosures that previously appeared in the last full paragraph on page 30 of the Proxy Statement. The modified text is underlined and bolded (when added):

Representatives of Ropes & Gray provided the draft Secured Promissory Note and Intellectual Property Security Agreement (the “IP Security Agreement”) to Ballard Spahr on March 28, 2024. Over the next five days, the parties negotiated the Note and IP Security Agreement and the Company drafted a press release to announce the entry into the bridge funding documents and the non-binding letter of intent. The principal points negotiated were the scenarios in which the Note would need to be repaid, the time periods in which the Note would need to be repaid, the presence or absence of a prepayment penalty, the security interest provisions and the timeline and process for receiving advances under the Note. The Asensus Board approved the Note and IP Security Agreement on April 2, 2024, and the Company issued a press release related to the non-binding letter of intent and bridge funding and filed a Current Report on Form 8-K to report entry into Note and IP Security Agreement on April 3, 2024. Following the issuance of the press release and the filing of the Current Report on Form 8‑K, Mr. Fernando was contacted by representatives of each of Company A, Company B and Company C who each congratulated Asensus on the proposed letter of intent, although none demonstrated any interest in any potential transaction with the Company.

6.

The following disclosure amends and replaces the disclosures that previously appeared in the third sentence of the last full paragraph on page 41 of the Proxy Statement. The modified text is underlined and bolded (when added):

Jefferies calculated terminal values for Asensus by applying to Asensus’ fiscal year 2035 unlevered, after-tax free cash flow a selected range of perpetuity growth rates of (10.0%) to 0% per the management of Asensus.

7.

The following disclosure amends and replaces the disclosures that previously appeared in the fourth sentence of the last full paragraph on page 41 of the Proxy Statement. The modified text is underlined and bolded (when added) below:

The present values (as of June 30, 2024) of the cash flows and terminal values were then calculated using a selected range of discount rates of 20.5% to 23.5% derived from a weighted average cost of capital calculation.

Caution Regarding Forward Looking Statements

This communication includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements concerning anticipated future events and expectations that are not historical facts. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Actual results may vary materially from those expressed or implied by the forward-looking statements herein due to risks and uncertainties. These risks and uncertainties include, but are not limited to, those associated with: the parties’ ability to meet expectations regarding the timing and completion of the Merger; the occurrence of any event, change or other circumstance that would give rise to the termination of the Merger Agreement; the fact that the Company’s stockholders may not approve the Merger Agreement and the Merger; the fact that certain terminations of the Merger Agreement require the Company to pay a termination fee of $3,600,000; the failure to satisfy each of the conditions to the consummation of the Merger; the disruption of management’s attention from ongoing business operations due to the Merger; the effect of the announcement or pendency of the Merger on the Company’s relationships with its customers, as well as its operating results and business generally; the outcome of any legal proceedings related to the Merger; retention of employees of the Company following the announcement of the Merger; the fact that the Company’s stock price may decline significantly if the Merger is not completed; the fact that the Company may be obligated to repay amounts advanced under the promissory note issued to KARL STORZ (the “Note”) in connection with the non-binding letter of intent under the circumstances described in the Note, and whether the Company will be able to repay the Note if the Merger is not completed and other factors described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as amended, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, as each may be updated or supplemented by subsequent reports that the Company has filed or files with the SEC. The forward-looking statements speak only as of the date such statements are made. Neither Parent nor the Company is under any obligation to, and each expressly disclaim any obligation to, update or alter any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise, except as required by law.

Important Additional Information and Where to Find It

In connection with the Merger, the Company has filed with the Securities and Exchange Commission (the “SEC”) the definitive Proxy Statement and other relevant documents. This communication is not a substitute for the Proxy Statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the Merger. Before making any voting decision, the Company’s stockholders are urged to read all relevant documents filed with the SEC, including the Proxy Statement, when they become available because they will contain important information about the Merger. Investors and security holders will be able to obtain the Proxy Statement and other documents filed by the Company with the SEC free of charge at the SEC’s website, www.sec.gov, or from the Company at the investor relations page of its website, www.asensus.com, Investors.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of the Company’s common stock in respect of the Merger. Information about the Company’s directors and executive officers is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 21, 2024, as amended by the Form 10-K/A filed with the SEC on April 29, 2024. The names of participants in the Proxy Statement and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the Proxy Statement and other relevant documents to be filed by the Company with the SEC in respect of the Merger.

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